Exhibit 10.5

AVON PRODUCTS, INC.
2016 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

1.    Grant of Restricted Stock Unit Award. Pursuant to the provisions of its 2016 Omnibus Incentive Plan (as amended and restated from time to time, the “Plan”), Avon Products, Inc. (the “Company”) has awarded you (the “Grantee”) Restricted Stock Units (the “RSUs”), representing the right to receive, in the future, shares of Stock (the “Shares”) as set forth in the Grantee’s grant notification. The RSUs are subject to the terms and conditions set forth below, as well as those terms and conditions set forth in the Plan, all of which are hereby incorporated by this reference. All capitalized terms used in this Restricted Stock Unit Award Agreement (this “Agreement”) shall have the meaning set forth in the Plan, unless otherwise defined herein.
2.    Nature of RSUs; Issuance of Shares.
The RSUs represent a right to receive Shares on the Vesting Date (as defined below) but do not represent a current interest in the Shares. If all the terms and conditions hereof and of the Plan are met, then the Grantee shall be issued Shares on the Vesting Date (or earlier vesting date as provided in this Agreement). Notwithstanding the foregoing or anything in this Agreement to the contrary, the Company reserves the right to determine to settle all or a portion of the Grantee’s vested RSUs in cash, in lieu of Shares. Any such cash payment to the Grantee will equal (x) the Fair Market Value of a Share as of the Vesting Date (or earlier vesting date as provided in this Agreement) multiplied by (y) the number of vested RSUs the Company determines to settle in cash.
The Grantee should be aware that vesting of the RSUs will, to the extent settled in Shares, result in the ownership of Shares and will require the Grantee to open and use a U.S. brokerage account. The Grantee will personally be responsible for any local compliance requirements in relation to all of the above transactions. These requirements may change from time to time, and the Company cannot guarantee that the Grantee will be able to receive Shares on the Vesting Date (or earlier vesting date as provided in this Agreement). Moreover, the Company is not liable for any decrease of value of the Shares.
3.    Restrictions on Transfer of RSUs. The RSUs may not be sold, tendered, assigned, transferred, pledged or otherwise encumbered.
4.    Vesting of RSUs; Voting; Dividends and Dividend Equivalents.
(a)    Subject to Section 5, vesting and settlement of the RSUs shall occur on the date set forth in the Grantee’s grant notification (such date the “Vesting Date”). Subject to Section 5, vesting and settlement are contingent upon the Grantee being employed by the Company or any of its Subsidiaries on the Vesting Date.

Exhibit 10.5

(b)    The Grantee does not have the right to vote any of the Shares underlying the RSUs or to receive dividends on them prior to the date such Shares are issued to the Grantee pursuant to the terms hereof. However, unless otherwise determined by the Committee, the Grantee will be credited with Dividend Equivalents with respect to the RSUs. Notwithstanding the foregoing, any such Dividend Equivalents will accumulate and be paid in cash once (and to the extent that) the RSUs vest and settle, provided that the Grantee remains employed by the Company or any Subsidiary through the date such Dividend Equivalents are paid.
5.    Separation from Service.
(a)    Involuntary Separation from Service by the Company Other Than For Cause.
(i)   At Any Time, Where Grantee Is Not at Retirement or Would Not Attain Retirement by End of Salary Continuation Period. If: (1) regardless of the date of the Separation from Service, the Grantee incurs an involuntary Separation from Service by the Company (and, if applicable, by any Subsidiary for whom the Grantee is employed) other than for Cause; and (2) the Grantee has not attained Retirement (for all purposes under this Agreement, as such term is defined under the Plan as of the date hereof) and will not be eligible for Retirement at the end of the salary continuation period for which the Grantee is eligible under a severance pay plan of the Company or any Subsidiary or some other agreement between the Grantee and the Company or any Subsidiary (as if the Grantee made any available election under such plan or agreement to extend the salary continuation period by the maximum period available to such Grantee), in either case as in effect on the date hereof (disregarding any actual election made by the Grantee under such plan or agreement), then a pro-rata portion of the RSUs awarded hereunder shall become vested and such pro-rata portion of RSUs (less any previously vested and settled RSUs) shall be settled in the form of Shares issued to the Grantee within sixty (60) days after such Separation from Service. The number of RSUs that vest shall be determined by multiplying the total number of RSUs awarded hereunder by a fraction, the numerator of which shall be the number of completed months of the Grantee’s employment from the date of grant of the RSUs (the “Grant Date”) to the date of the Grantee’s Separation from Service (typically the last day of active employment), and the denominator of which shall be the total number of months from the Grant Date to the Vesting Date.
(ii)   Separation from Service Occurs Prior to January 1 of the Year Following the Grant Date, Where Grantee Is Either at Retirement or Will Attain Retirement by End of Salary Continuation Period. If: (1) the date of the Separation from Service occurs prior to January 1 of the year following the Grant Date; (2) the Grantee incurs an involuntary Separation from Service by the Company (and, if applicable, by any Subsidiary for whom the Grantee is employed) other than for Cause; and (3) either: (A) the Grantee is eligible for Retirement at the time of the date of the Separation from Service; or (B) the Grantee will be eligible for Retirement at the end of the salary continuation period for which the Grantee is eligible under a severance pay plan of the Company or any Subsidiary or some other agreement between the Grantee and the Company or any Subsidiary (as if the Grantee made any available election under such plan or agreement to extend the salary continuation period by the maximum period available to such Grantee), in either case as in effect on the date hereof (disregarding any actual election made by the Grantee under such plan or agreement), then a pro-rata portion of the RSUs awarded hereunder shall become vested and such pro-rata portion of RSUs (less any previously vested and settled RSUs) shall be settled in the form of Shares issued to the Grantee within sixty (60) days after such Separation from Service. The number of RSUs that vest shall be determined by multiplying the total number of RSUs awarded hereunder by a fraction, the numerator of which shall be the number of completed months of the Grantee’s employment from the Grant Date to the date of the Grantee’s Separation from Service (typically

Exhibit 10.5

the last day of active employment), and the denominator of which shall be the total number of months from the Grant Date to the Vesting Date.
(iii)   Separation from Service Occurs on or after January 1 of the Year Following the Grant Date, Where Grantee Is Either at Retirement or Will Attain Retirement by End of Salary Continuation Period. If: (1) the Grantee incurs an involuntary Separation from Service by the Company (and, if applicable, by any Subsidiary for whom the Grantee is employed) other than for Cause; (2) the date of such Separation from Service is on or after January 1 of the year following the Grant Date; and (3) either (A) the Grantee is eligible for Retirement at the time of the date of the Separation from Service; or (B) the Grantee will be eligible for Retirement at the end of the salary continuation period for which the Grantee is eligible under a severance pay plan of the Company or any Subsidiary or some other agreement between the Grantee and the Company or any Subsidiary (as if the Grantee made any available election under such plan or agreement to extend the salary continuation period by the maximum period available to such Grantee), in either case as in effect on the date hereof (disregarding any actual election made by the Grantee under such plan or agreement), then all of the RSUs awarded hereunder shall become vested and such vested Shares shall continue to be issued to the Grantee on the Vesting Date.
(b)    Voluntary Separation from Service Due to Retirement.
    (i)   Separation from Service Prior to January 1 of the Year Following the Grant Date. If: (1) the date of the Separation from Service occurs prior to January 1 of the year following the Grant Date; and (2) the Grantee incurs a voluntary Separation from Service due to Retirement, then a pro-rata portion of the RSUs awarded hereunder shall become vested and such pro-rata portion of RSUs (less any previously vested and settled RSUs) shall be settled in the form of Shares issued to the Grantee within sixty (60) days after such Separation from Service. The number of RSUs that vest shall be determined by multiplying the total number of RSUs awarded hereunder by a fraction, the numerator of which shall be the number of completed months of the Grantee’s employment from the Grant Date to the date of the Grantee’s Separation from Service (typically the last day of active employment), and the denominator of which shall be the total number of months from the Grant Date to the Vesting Date.
(ii)    Separation from Service on or after January 1 of the Year Following the Grant Date. If: (1) the date of the Separation from Service occurs on or after January 1 of the year following the Grant Date; and (2) the Grantee incurs a voluntary Separation from Service due to Retirement, then all of the RSUs awarded hereunder shall become vested and such vested Shares shall continue to be issued to the Grantee on the Vesting Date.
(c)    Separation from Service due to Disability. If the Grantee incurs a Separation from Service due to Disability, then all of the RSUs awarded hereunder shall become vested and such vested Shares shall be issued to the Grantee within sixty (60) days after such Separation from Service.
(d)    Death. If the Grantee dies before otherwise incurring a Separation from Service, then all of the RSUs awarded hereunder shall become vested and such vested Shares shall be issued to the Grantee’s designated beneficiary (or if none, the Grantee’s estate) within sixty (60) days after such death.
(e)    Separations from Service Causing Forfeiture. All RSUs are forfeited if the Grantee incurs a Separation from Service from the Company (and, if applicable, from any Subsidiary by whom the Grantee is employed) under any of the following conditions: (i) an involuntary Separation from Service by the Company or any Subsidiary for Cause prior to the Vesting Date; or (ii) a voluntary Separation from Service (excluding Retirement or Disability) prior to the Vesting Date, provided that to the extent the

Exhibit 10.5

Grantee provides notice of his or her voluntary Separation from Service the RSUs shall be forfeited as of the date that such notice is given.
(f)    Change in Control. Notwithstanding any other provision of this Agreement, in the event of a Change in Control, the vesting and settlement of the RSUs shall be governed by the provisions of the Plan regarding a Change in Control, which are incorporated herein by reference.
(g)    Paid or Unpaid Leave of Absence or Change in Subsidiary Status for Subsidiary Employing Grantee. For purposes of determining the vesting of RSUs under this Agreement, a paid or unpaid leave of absence of the Grantee that has been approved by the Company shall not constitute a Separation from Service of the Grantee, except to the extent that such leave of absence constitutes a “separation from service” (as defined in U.S. Internal Revenue Code Section 409A (“Section 409A”)). During such paid or unpaid leave of absence, until a “separation from service” occurs, the RSUs shall continue to vest as set forth in this Agreement and the Grantee’s grant notification. For the avoidance of doubt, vesting of RSUs under this Agreement during any notice period relating to any termination of the Grantee’s employment by the Company (and, if applicable, by any Subsidiary for whom the Grantee is employed) other than for Cause is determined under Section 8(j) of this Agreement. For purposes of determining the vesting of RSUs under this Agreement, the Grantee’s employment by a Subsidiary shall be considered a Separation from Service on the date on which such Subsidiary ceases to be a Subsidiary, provided that payment shall continue to be made in accordance with this Agreement.
(h) Six-Month Wait under U.S. Internal Revenue Code Section 409A. If (i) any payment hereunder is a non-exempt amount payable under a “nonqualified deferred compensation plan” (as defined in Section 409A) upon a Separation from Service (other than death), and (ii) the Grantee is a “specified employee” (as that term is defined in Section 409A and pursuant to procedures established by the Company) on the Grantee’s Separation from Service, then any Shares or cash payable pursuant to the RSUs on account of the Grantee’s Separation from Service (other than death) will not be paid to the Grantee during the six-month period immediately following such Separation from Service. Instead, the Shares or cash that would have been payable to the Grantee on account of the Grantee’s Separation from Service under this Agreement shall be paid no earlier than the first day of the seventh month following the Grantee’s Separation from Service.
6.    Non-Competition/Non-Solicitation/Non-Disclosure.
The Grantee agrees that, during the Grantee’s employment, beginning on the Grant Date, and for a period of one year after the Grantee’s Separation from Service with the Company (and, if applicable, a Subsidiary) for any reason whatsoever (including, but not limited to, with or without Cause, Retirement or Disability), he or she shall not, without the prior written consent of the Committee, engage in any of the following activities:
(a)    directly or indirectly engage or otherwise participate in any business which is competitive with any significant business of the Company or any Subsidiary, including without limitation, the Grantee’s acceptance of employment with, entrance into a consulting or advisory arrangement with, rendering services to or otherwise facilitating the business of Amway Corp./Alticor Inc., Amore Pacific, Arabela, Arbonne, Beiersdorf (Nivea), COTY, De Millus S.A., Ebel Int’l/Belcorp Corp., Elizabeth Arden, Faberlic, Herbalife Ltd., Inter Parfums, Jequiti, Lady Racine/LR Health & Beauty Systems GmbH, LG Health & Household, L’Occitane, L’Oréal Group/Cosmair Inc., Mary Kay Inc., Mistine/Better Way (Thailand) Co. Ltd., Natura Cosmetics S.A., Neways Int’l, NuSkin Enterprises Inc., O Boticário, Oriflame Cosmetics S.A., Origami Owl, Reckitt Benckiser PLC, Revlon Inc., Rodan & Fields, Shaklee Corp., Shiseido, Stella & Dot, Silpada, The Body Shop Int’l PLC, The Estée Lauder Companies Inc., The Procter

Exhibit 10.5

& Gamble Company, Tupperware Corp., Unilever Group (N.V. and PLC), Vorwerk & Co. KG/Jafra Worldwide Holdings (Lux) S.à.R.L. Inc., Yanbal Int’l (Yanbal, Unique), Younique or any of their affiliates; or
(b)    solicit or aid in the solicitation of any employees of the Company or any Subsidiary to leave their employment.
In addition, the Grantee shall not, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any secret or confidential information, knowledge or data, including without limitation any trade secrets, relating to the Company or a Subsidiary, and their respective businesses, obtained by the Grantee during his or her employment by the Company or a Subsidiary and which is not otherwise publicly known (other than by reason of an unauthorized act by the Grantee), to anyone other than the Company and those designated by it.
In the event the Company determines that the Grantee has breached any term of this Section 6 or any non-disclosure, non-compete or non-solicitation covenant set forth in his or her severance, employment or similar contract or any Company policy, then in addition to any other remedies the Company may have available to it, unless otherwise determined by the Committee: (i) all unvested RSUs granted hereunder shall be forfeited; (ii) if Shares have been issued to the Grantee in respect of vested RSUs hereunder, then the Grantee shall forfeit all such Shares so issued to the Grantee hereunder; and (iii) if cash has been paid to the Grantee in lieu of Shares in respect of all or a portion of the vested RSUs hereunder, then the Grantee shall pay to the Company all such cash so paid; provided, however, that if the Grantee no longer holds Shares issued to the Grantee hereunder, then, the Grantee shall pay to the Company in cash the Fair Market Value of the Shares issued to the Grantee hereunder, determined as of the date of such issuance.
Notwithstanding anything in this Section 6 to the contrary, this Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict the Grantee from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934).
7.    Recoupment. Except where void by law and unless otherwise determined by the Company, the RSUs, and any Shares or cash issued upon settlement of any vested RSUs, are subject to forfeiture and/or recoupment in the event that a Grantee has engaged in misconduct, including: (x) a serious violation of the Company’s Code of Conduct; or (y) a violation of law within the scope of employment with the Company and its Subsidiaries. All RSUs hereunder are also subject to the Company’s Compensation Recoupment Policy.
8.    Service Acknowledgments.
The Grantee acknowledges and agrees as follows:
(a)    The execution and delivery of this Agreement and the granting of the RSUs hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its Subsidiaries to employ the Grantee for any specific period.

Exhibit 10.5

(b)    The award of the RSUs hereunder is voluntary and occasional and does not entitle the Grantee to any benefit other than that specifically granted under this Agreement and under the Plan, or to any future grants or other benefits under the Plan or any similar plan, even if RSUs have ever been granted in the past or have repeatedly been granted in the past. Any benefits granted under this Agreement and under the Plan are extraordinary and not part of the Grantee’s ordinary or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension, welfare or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any of its Subsidiaries. The Grantee understands and accepts that the benefits granted under the Plan are entirely at the grace and discretion of the Company and that the Company retains the right to amend or terminate the Plan, and/or the Grantee’s participation therein, at any time, at the Company’s sole discretion and without notice, subject to applicable law and the terms of the Plan.
(c)    Nothing in this Agreement shall confer upon the Grantee any right to continue in the service of the Company or a Subsidiary or interfere in any way with any right of the Company or a Subsidiary to terminate the employment of the Grantee at any time, subject to applicable law.
(d)    The Grantee is participating in the Plan, accepting the RSUs and entering into this Agreement voluntarily.
(e)    The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
(f)    All decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company.
(g)    The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty. The value of the Shares may increase or decrease.
(h)    Neither the Company nor any Subsidiary is providing any tax, legal or financial advice or making any recommendations regarding this award, or the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the Shares.
(i)    In consideration of the grant of the RSUs, (i) the Grantee shall have no claim or entitlement to compensation or damages arising from (x) forfeiture of the RSUs resulting from termination of the Grantee’s service (for any reason whether or not in breach of local law) or otherwise pursuant to this Agreement or (y) diminution in value of the RSUs or Shares underlying the RSUs and (ii) the Grantee irrevocably releases the Company and its Subsidiaries from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by accepting the RSUs, the Grantee shall be deemed irrevocably to have waived the Grantee’s entitlement to pursue such a claim.

Exhibit 10.5

(j)    Any notice period mandated under applicable law or otherwise arising in connection with an involuntary Separation from Service by the Company (and, if applicable, by any Subsidiary for whom the Grantee is employed) other than for Cause shall be treated as service for the purpose of determining the vesting of the RSUs. However, any such notice period mandated under applicable law or otherwise for which the Grantee receives pay in lieu of such notice shall not be treated as service for purposes of determining the vesting of the RSUs, and the Grantee’s right to settlement of the RSUs after termination of service, if any, will be measured by the date of termination of the Grantee’s active service and will not be extended by any such notice period. Similarly, if the Company elects to place the Grantee on garden leave (or the equivalent) during any notice period arising in connection with an involuntary Separation from Service by the Company (and, if applicable, by any Subsidiary for whom the Grantee is employed) other than for Cause, such garden leave period shall not be treated as service for the purpose of determining the vesting of the RSUs, and the Grantee’s right to settlement of the RSUs after termination of service, if any, will be measured by the date of termination of the Grantee’s active service (i.e., the commencement of such leave) and will not be extended by any such leave. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether the Grantee’s service has terminated and the effective date of such termination.
(k)    The grant of RSUs will not be interpreted to form an employment contract or employment relationship with the Company or any of its Subsidiaries that does not otherwise exist.
9.    Data Privacy Acknowledgment and Consent.
By signing this Agreement, the Grantee acknowledges and agrees that in order to implement, manage and administer this award and the Grantee’s participation in the Plan, and/or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to the RSUs, the Company and/or an entity belonging to the Company’s group of companies (including the Grantee’s employer) may need to process the Grantee’s personal data (electronically or otherwise), including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or other equity securities, directorships held in the Company, details of all RSUs or any other entitlements awarded, canceled, vested, unvested or outstanding in the Grantee’s favor (the “Personal Data”). The transfer of Personal Data to and collection by third-party service providers outside the Company’s group of companies, such as the Company’s authorized agent, may also be necessary in order to implement, manage and administer this award and the Plan.
The Grantee expressly and unambiguously consents to the collection, use and other processing of Personal Data by the Company, entities belonging to the Company’s group of companies, and third-party service providers. The Grantee understands that Company may transfer Grantee’s Personal Data to the United States, or other countries which may have a different or lower level of data protection law than the Grantee’s home country and which are not considered by the European Commission or the United Kingdom (should the United Kingdom cease to be a member of the European Economic Area (the “EEA”)) (if the Grantee is a resident of the United Kingdom or the EEA) or the data protection agencies of other jurisdictions to have data protection laws equivalent to the laws in Grantee’s country. The Company will therefore maintain an EU-US Privacy Shield certification or enter into an alternate data processing and transfer arrangement authorized by applicable law, such as Standard Contractual Clauses, to protect the Grantee’s Personal Data consistent with data protection laws of the European Union or the United Kingdom (should the United Kingdom cease to be a member of the EEA).
In addition, the Grantee expressly and unambiguously consents to the disclosure of Personal Data to, and processing by, a third party in the event of any potential or actual reorganization, merger, sale, joint

Exhibit 10.5

venture, assignment, transfer or other disposition of all or any portion of the Company’s business, assets or stock (including in connection with any bankruptcy or similar proceedings); and as the Company believes necessary or appropriate: (a) under applicable law, including laws outside of Grantee’s country; (b) to comply with legal processes; and (c) to respond to requests from public and government authorities including public and government authorities outside of Grantee’s country.
The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, managing and administering this award and the Grantee’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired upon settlement of the RSUs. The Grantee understands that Personal Data will be held only as long as is necessary to implement, manage and administer this award and the Grantee’s participation in the Plan, unless a longer retention period is required by applicable laws, regulations, rules or valid requests or orders of a court or other dispute resolution forums or of a governmental or public authority, in each case, including those of a court or other dispute resolution forums or of a governmental or public authority outside of Grantee’s country. The Grantee understands that he or she may, at any time, view his or her Personal Data, request additional information about the storage and processing of his or her Personal Data, require any necessary amendments to his or her Personal Data that is incorrect or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local stock program coordinator.
If Grantee does not consent, or if Grantee later seeks to revoke Grantee’s consent, Grantee’s employment status or career with the Company or Subsidiary will not be adversely affected; the only adverse consequence of refusing or withdrawing Grantee’s consent is that the Company would not be able to grant RSUs under the Plan or other equity awards, or manage or administer such awards. Therefore, Grantee understands that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact the Grantee’s local stock program coordinator.
If the Grantee is a resident of the EEA or the United Kingdom (should the United Kingdom cease to be a member of the EEA), his or her Personal Data will not be processed on the basis of consent (unless the Grantee provides a specific consent separate from this Section 9), but will be processed where necessary to fulfil the Company’s contractual obligations with the Grantee, where necessary to comply with the Company’s legal obligations under any applicable laws, or to meet the Company’s legitimate business interests. The Company has a legitimate interest in managing its business appropriately including incentivizing its employees, complying with its legal and contractual obligations, and keeping its records accurate and up to date. Grantees who are residents of the EEA or the United Kingdom (should the United Kingdom cease to be a member of the EEA) should refer to the Privacy Statement for Associates issued by his or her employer for additional information about the processing of the Grantee’s Personal Data and his or her privacy rights. The Privacy Statement for Associates will govern the processing of the Grantee’s Personal Data in connection with the administration of this award and the Grantee’s participation in the Plan.
The Company will take reasonable measures to keep the Personal Data private, confidential and accurate. The Grantee may obtain details with respect to the collection, use, processing and transfer of his/her Personal Data in relation to Plan participation and may also request a list with names and addresses of potential recipients of the Data and/or access to and updates of such Personal Data, if needed, by contacting his or her local stock program coordinator.

Exhibit 10.5

10.    Responsibility for Taxes.
By accepting this grant, the Grantee hereby irrevocably elects to satisfy any taxes and social insurance contribution withholding required to be withheld by the Company or its Subsidiaries on the date of grant or vesting of the RSUs or the date of delivery or sale of any Shares hereunder or on any earlier date on which such taxes or social insurance contribution withholding may be due (“Tax Liability”) by authorizing the Company or any of its Subsidiaries to withhold a sufficient number of Shares that would otherwise be deliverable to the Grantee upon settlement of the RSUs (or, if the RSUs are settled in cash in lieu of Shares, an amount of cash sufficient to satisfy the Tax Liability). If, for any reason, the Shares or cash that would otherwise be deliverable to the Grantee upon settlement of the RSUs would be insufficient to satisfy the Tax Liability, the Company and any of its Subsidiaries are authorized to withhold an amount from the Grantee’s wages or other compensation sufficient to satisfy the Tax Liability. Furthermore, the Grantee agrees to pay the Company or its Subsidiaries any amount of the Tax Liability that cannot be satisfied through one of the foregoing methods.
Notwithstanding the foregoing, if, on the applicable Settlement Date or on any earlier date on which the Tax Liability may be due, the delivery of Shares is not made for any reason (including pursuant to a deferral election made by the Grantee under the Company’s Deferred Compensation Plan, if applicable), the Grantee hereby irrevocably elects to satisfy such Tax Liability by delivering cash to the Company in an amount sufficient to satisfy such Tax Liability.
Apart from any withholding obligations that may apply to the Company and/or its Subsidiaries, the Grantee acknowledges and agrees that the ultimate responsibility for the Tax Liability is and remains with the Grantee. The Grantee further acknowledges that: (x) the Company and its Subsidiaries make no representations or undertakings regarding the Tax Liability or the receipt of any dividends; (y) the Company and its Subsidiaries do not commit to structure the terms of the grant or any other aspect of the RSUs to reduce or eliminate the Tax Liability; and (z) the Grantee should consult a tax adviser regarding the Tax Liability.
The Grantee acknowledges that he or she may not participate in the Plan and the Company and its Subsidiaries shall have no obligation to deliver Shares until the Tax Liability has been fully satisfied by the Grantee.
11.    U.S. Internal Revenue Code Section 409A. To the extent the Grantee is subject to Section 409A, any provision, application or interpretation of this Agreement that is inconsistent with Section 409A shall be disregarded. In no event shall the Company, any of its affiliates, any of its agents, or any member of the Board have any liability for any taxes, interest or penalties imposed in connection with a failure of the Plan to comply with Section 409A.

12.    Notice. Any notice required to be given hereunder to the Grantee shall be addressed to the Grantee at his or her current address shown on the Company’s records. Notice shall be sent by mail, express delivery or, if practical, by electronic delivery or hand delivery.
13.    Provisions Inconsistent with Translation. To the extent that the Grantee has been provided with a translation of this Agreement, the English language version of this Agreement shall prevail in case of any discrepancies or ambiguities due to translation.

Exhibit 10.5

14.    Acknowledgment. The Company and the Grantee agree that the RSUs are granted under, and governed by, the Grantee’s grant notification, this Agreement and the Plan. The Grantee: (x) acknowledges receipt of a copy of such grant notification, this Agreement, the Plan and the prospectus relating to the Plan; (y) represents that the Grantee has carefully read and is familiar with their provisions; and (z) hereby accepts the RSUs subject to all of the terms and conditions set forth in the Grantee’s grant notification, this Agreement and the Plan.
15.    Compliance with Laws and Regulations. The granting of the RSUs and the delivery of Shares hereunder shall be subject to all applicable laws, rules and regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and its Subsidiaries and the Grantee with all applicable laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Shares may be listed or quoted at the time of such issuance or transfer. If any provision of this Agreement conflicts with applicable mandatory law, the provisions of such law shall govern.
16.    Additional Conditions to Issuance of Shares. If at any time the Company determines, in its discretion, that as a condition to the issuance of Shares to the Grantee (or the Grantee’s estate) hereunder, it is necessary or desirable to (i) list, register, qualify or comply with the rules of any securities exchange, (ii) qualify or comply with any applicable state, federal or foreign law, including the applicable tax code and related regulations, or (iii) obtain the consent or approval of any governmental regulatory authority or securities exchange, then such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval is completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of Shares hereunder will violate federal securities laws or other applicable law, the Company will defer delivery until the earliest date on which the Company reasonably anticipates that the delivery of Shares hereunder will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.
17.    Foreign Exchange. The Grantee acknowledges and agrees that it is the Grantee’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of the Shares pursuant to the vesting of the RSUs and that the Grantee shall be responsible for any reporting of inbound international fund transfers required under applicable law. The Grantee is advised to seek appropriate professional advice as to how the exchange control regulations apply to the Grantee’s specific situation. The Grantee acknowledges and agrees that neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between Grantee’s local currency and the United States Dollar that may affect the value of the RSUs, or of any amounts due to Grantee pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
18.    Miscellaneous. The Company at any time, and from time to time, may amend the terms of this Agreement; provided, however, that the rights of the Grantee shall not be materially adversely affected without the Grantee’s written consent (except to the extent permitted under the Plan). No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. All amounts credited in respect of the RSUs to the book-entry account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Grantee’s interest in such account shall make the Grantee only a general, unsecured creditor of the Company. The invalidity or unenforceability of any provision of this Agreement shall not affect the

Exhibit 10.5

validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law. In lieu of issuing a fraction of a Share resulting from an adjustment of the RSUs pursuant to Section 9 of the Plan or otherwise, the Company shall be entitled to pay to the Grantee an amount equal to the Fair Market Value of such fractional Share. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and to the benefit of the Grantee and the Grantee’s beneficiaries, executors, administrators, heirs and successors. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
19.    Entire Agreement. This Agreement (including Appendix A), the Plan and the Grantee’s grant notification contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.
20.    Applicable Law. This Agreement (including Appendix A), the Plan and the Grantee’s grant notification, and all actions taken hereunder or under the Plan, shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of law principles thereof.
21.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs or future RSUs that may be awarded under the Plan by electronic means, or request the Grantee’s consent to participate in the Plan by electronic means. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to a Company intranet or the Internet site of a third party involved in administering this award or the Plan, the delivery of the document via electronic mail or such other means of electronic delivery specified by the Company. The Grantee consents to the electronic delivery of the Plan documents (including the prospectus relating to the Plan) and this Agreement. The Grantee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically, at no cost to the Grantee, by contacting the Company by telephone or in writing. The Grantee further acknowledges that the Grantee will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Grantee understands that the Grantee must provide the Company or any designated third-party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Grantee may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Grantee has provided an electronic mail address), at any time by notifying the Company of such revoked consent or revised electronic mail address by telephone, postal service or electronic mail. Finally, the Grantee understands that he or she is not required to consent to electronic delivery of documents.
22.     No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations or assessments regarding Grantee’s acceptance of this award, participation in the Plan, or acquisition or sale of the underlying Shares. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her acceptance of this award and participation in the Plan before taking any action related to the Plan.
23.    Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of

Exhibit 10.5

which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.
24.    Appendix. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any special terms, conditions or notifications set forth in Appendix A to this Agreement for the Grantee’s country, which shall constitute part of this Agreement. Moreover, if the Grantee relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Grantee have executed this Agreement as of the Grant Date.
By the Grantee’s acceptance of this Agreement, the Grantee and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Plan, the Grantee’s grant notification and this Agreement. The Grantee has reviewed the Plan, the Plan prospectus, the Grantee’s grant notification and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Plan prospectus, the Grantee’s grant notification and this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Plan prospectus, the Grantee’s grant notification and this Agreement. The Grantee further agrees to notify the Company upon any change in Grantee’s residence address.

AVON PRODUCTS, INC.	GRANTEE

_________________________ Chief Executive Officer	_________________________ Name:

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS OF THE
INTERNATIONAL ANNUAL

Exhibit 10.5

RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER
THE AVON PRODUCTS, INC. 2016 OMNIBUS INCENTIVE PLAN
NON-U.S. EMPLOYEES

This Appendix includes additional terms and conditions that govern the RSUs granted to the Grantee under the Plan if the Grantee resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

The Grantee understands and agrees that the Company strongly recommends that the Grantee not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because applicable rules and regulations regularly change, sometimes on a retroactive basis, and the information may be out of date at the time the RSUs vest or are settled.

In addition, the information contained herein is general in nature and may not apply to Grantee’s particular situation and the Company is not in a position to assure Grantee of any particular result. Accordingly, Grantee is advised to seek appropriate professional advice as to how the relevant laws of Grantee’s country may apply to his or her situation.

The Grantee further understands and agrees that if the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working, transfers employment after grant of the RSUs, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Grantee, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply, or determine that other terms and conditions are necessary or advisable in order to comply with local law or to facilitate the administration of the Agreement.

Argentina

Securities Law Notice

The Grantee understands and agrees that neither the grant of the RSUs nor the issuance of Shares constitute a public offering as defined under Argentine law. The offering of the RSUs is a private placement. As such, the offering is not subject to the supervision of any Argentine governmental authority.

Exchange Control Information
The Grantee is solely responsible for complying with the exchange control rules that may apply to the Grantee in connection with his or her participation in the Plan and/or transfer of proceeds from the sale of Shares or receipt of dividends (or Dividend Equivalents) acquired under the Plan into Argentina. Prior to transferring funds into Argentina, the Grantee should consult his or her local bank and/or exchange control advisor to confirm what will be required by the bank because interpretations of the applicable Central Bank regulations vary by bank and exchange control rules and regulations are subject to change without notice.

Brazil

Compliance with Laws

Exhibit 10.5

By accepting the RSUs, the Grantee agrees to comply with applicable Brazilian laws and to report and pay any and all applicable Tax Liability associated with the vesting of the RSUs, the sale of the Shares acquired pursuant thereto and the receipt of any dividends. By accepting the RSUs, the Grantee further agrees that, for all legal purposes: (i) the benefits provided under the Plan are the result of commercial transactions unrelated to the Grantee’s employment; (ii) the Plan is not a part of the terms and conditions of the Grantee’s employment; and (iii) the income from the RSUs, if any, is not part of the Grantee’s remuneration from employment.

Report of Overseas Assets

If the Grantee is resident or domiciled in Brazil, the Grantee will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights equals or exceeds US$100,000. Assets and rights that must be reported include, but are not limited to, the Shares acquired under the Plan.

Colombia

Foreign Exchange Notice

The Grantee understands and acknowledges that if the Grantee’s total overseas investments, including but not limited to any Shares acquired under the Plan, at any time exceeds US $500,000, the Grantee must register such investments with the Colombian Central Bank by June 30 of the following year.

Overseas Investment Registration

The Grantee understands and acknowledges that if the Grantee’s total overseas investments, including but not limited to any payment or Shares acquired pursuant to the Plan, at any time exceeds US $500,000, the Grantee is required to register such investments with the Colombian Central Bank by June 30 of the following year.

Germany

Exchange Control Information

If the Grantee remits proceeds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the State Central Bank. In the event that the Grantee makes or receives a payment in excess of this amount, the Grantee is responsible for obtaining the appropriate form from a German bank and complying with applicable reporting requirements. In addition, the Grantee must report on an annual basis if the Grantee holds shares exceeding 10% of the total voting capital of the Company.

Securities Disclaimer

Participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Germany.

Mexico

Employment and Labor Law Acknowledgments

Exhibit 10.5

As a condition of accepting the RSUs, the Grantee acknowledges and agrees that: (i) the RSUs are not related to the salary or any other contractual benefits provided to the Grantee by the Grantee’s employer; (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment; (iii) the grant of the RSUs is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to the Grantee; and (iv) neither the grant of the RSUs nor the issuance of Shares in any way establishes a labor relationship between the Grantee and the Company, which is headquartered in the United States, or any additional rights between the Grantee and the Grantee’s employer, based in Mexico.

By accepting the RSUs, the Grantee acknowledges that he or she has received a copy of the Plan, the Agreement and the Grantee’s grant notification, and has reviewed the Plan, the Agreement, including this Appendix, and the Grantee’s grant notification in their entirety, and fully understands and accepts all provisions thereof.

The Grantee acknowledges and confirms that the Grantee does not reserve any action or right to bring any claim against the Company or its Subsidiaries for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Company and its Subsidiaries with respect to any claim that may arise under the Plan.

Compliance with Mexican Securities Laws

The Plan, the RSUs and the Shares are exempt from affirmative registration requirements in Mexico because the rights to acquire Shares pursuant to the RSUs and the Plan are limited to specified qualified employees in Mexico and communicated in a private and confidential manner.

Poland

Foreign Exchange Notice

The Grantee understands and acknowledges that the Grantee must notify the National Bank of Poland of the value of all foreign share ownership, including but not limited to Shares acquired under the Plan, if such ownership exceeds a designated threshold. If required, the reports are due on a quarterly basis by the 20th day following the end of each quarter. The reports are filed on special forms available on the website of the National Bank of Poland. In addition, the Grantee should maintain evidence of such foreign exchange transactions for five years, in case of a request for their production by the National Bank of Poland. The Grantee is strongly encouraged to consult with an appropriate legal advisor regarding these requirements.

Securities Disclaimer

The grant of the RSUs is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Poland.

Romania

Exchange Control Information

If the Grantee deposits the proceeds from the sale of Shares issued to the Grantee at purchase in a bank account in Romania, the Grantee may be required to provide the Romanian bank with appropriate

Exhibit 10.5

documentation explaining the source of the funds. The Grantee should consult his or her personal advisor to determine whether the Grantee will be required to submit such documentation to the Romanian bank.

Securities Disclaimer

Participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Romania.

Spain

Tax Reporting Obligation for Assets Held Abroad

Individuals in Spain are required to report assets and right located outside of Spain (which would include Shares or any funds held in a U.S. brokerage account) on Form 720 by March 31st after each calendar year. A report is not required if the value of assets held outside of Spain is EUR 50,000 or less or if the assets held outside of Spain have not increased by more than EUR 20,000 compared to the previous year (assuming that a prior report has been filed reporting these assets). The Grantee is encouraged to consult his or her personal tax advisor for more information on how to complete the report and the specific information on what types of assets are required to be reported.

Exchange Control Information

The Grantee must declare the acquisition of stock in a foreign company (including Shares acquired under the Plan) to the Dirección General de Política Comercial e Inversiones Exteriores (“DGPCIE”) of the Ministerio de Economia for statistical purposes. He or she must also declare ownership of any stock in a foreign company (including Shares acquired under the Plan) with the Directorate of Foreign Transactions each January while the stock is owned. In addition, if the Grantee wishes to import the share certificates into Spain, he or she must declare the importation of such securities to the DGPCIE.

When receiving foreign currency payments derived from the ownership of the Shares (i.e., dividends or sale proceeds), the Grantee must inform the financial institution receiving the payment of the basis upon which such payment is made. The Grantee will need to provide the following information: (i) his or her name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) any further information that may be required.

Securities Disclaimer

The grant of the RSUs is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Spain.

Turkey

Securities Law Information
Under Turkish law, the Grantee is not permitted to sell Shares acquired under the Plan in Turkey. The Grantee must sell the Shares acquired under the Plan outside of Turkey. The Shares are currently traded on the New York Stock Exchange in the United States under the ticker symbol “AVP” and Shares may be sold on this exchange.
Exchange Control Information

Exhibit 10.5

Under Turkish exchange control regulations, the Grantee may be required to use a financial intermediary institution approved under the Turkish Capital Market Law to acquire or sell shares traded on a foreign market and to report such activity to the Capital Markets Board.  The Grantee should consult his or her personal advisor regarding these requirements.

United Kingdom

Tax and National Insurance Contributions

If the Company determines that it is required to account to HM Revenue & Customs for the Tax Liability and any Secondary NIC Liability or to withhold any other tax as a result of the RSUs, the Grantee, as a condition to the vesting of the RSUs, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding liabilities. The Grantee shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares acquired pursuant to the RSUs.
As a further condition of the vesting of the RSUs under the Plan, the Grantee may at the Company’s discretion be directed to join with the Company, or if and to the extent that there is a change in the law, any of its Subsidiaries or person who is or becomes a Secondary Contributor in making a Joint Election which has been approved by HM Revenue & Customs, for the transfer of the whole Secondary NIC Liability.
To the extent permitted by law, the Grantee hereby agrees to indemnify and keep indemnified the Company and its Subsidiaries for any Tax Liability.

Securities Disclosure

Neither the Agreement nor this Appendix is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and the RSUs are exclusively available in the UK to bona fide employees and former employees of the Company and any UK Subsidiary.

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End of the Appendix